Exhibit 10.1

MUTUAL SEPARATION AGREEMENT

Guidance Software, Inc. (“Employer”) and Amanda Berger her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1. Last Day of Employment. Employee’s last day of employment with Employer and last day worked is February 6, 2015 (“Termination Date”)

2. Consideration. In in satisfaction of all compensation obligations and in further consideration for signing this Separation Agreement and compliance with the promises made herein, Employer agrees that on February 6, 2015 GUIDANCE will pay the Employee:

I.

a.	accrued salary;

b.	accrued but unused vacation pay through and including the Termination Date.

c.	It is agreed that Employer may deduct form any sum payable to employee customary and routine withholdings and un-reconciled corporate credit card expense.

d.	To the extent commissions or bonuses are accrued and payable to Employee prior to the Termination Date they will be paid in accordance with the latest bonus and/or Commission Plan executed between the parties.

II. In addition to Employee’s final pay, GUIDANCE will pay a lump sum severance payment in the amount of One Hundred Twenty-Six Thousand Five Hundred Thirty Eight Dollars and Forty-Six Cents ($126,538.42). In addition to severance pay, Employer will agree to make your monthly COBRA payment (or to provide you with a separate equivalent payment) to continue your benefits through June 1, 2015. Following the termination of her health benefits at 12:01am on June 1, 2015, Employee shall be entitled to elect to continue, at own cost, coverage under the GUIDANCE health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA”).

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that she would not receive the separations monies and/or benefits specified in paragraph “2(II)” above, except for her execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4. General Releases of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	California Family Rights Act – Cal. Govt. Code § 12945.2 et seq.

•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.

•	Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Cal. Lab. Code §132a (1) to (4)

•	California Unruh Civil Rights Act – Civ. Code § 51 et seq.

•	California Wage Payment Act, as amended;

•	California Family and Medical Leave – Cal. Lab. Code §233

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

The Employer hereby absolutely, and unconditionally releases, remises, and discharges Employee from any and all claims which the Employer ever had or has against her except nothing herein shall be deemed to waive or release claims by the Employer for gross negligence, Fiduciary Breach or intentional misconduct. The Employer affirms that, as of the date of execution of this agreement, the employer is not aware of any claims of gross negligence, Fiduciary Breach or misconduct involving Employee.

5. Waiver of California Civil Code Section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by him must have materially affected her settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of Employer, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and this Agreement contemplates the extinguishment of any such claim or claims. Employee warrants she has read her Agreement, including this waiver of California Civil Code section 1542, and she has consulted counsel or has had the opportunity to consult counsel about this Agreement and specifically about the waiver of section 1542, and Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee acknowledges Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts now unknown to Employee relating to those matters.

6. Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of corporate fraud or related wrongdoing by Employer or its officers,. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

7. Non-Disparagement. Employee shall not make any negative statements concerning, or take any action that derogates, the Company or any other Releasee, or the Company’s, or any other Releasee’s services, reputation, officers, directors, employees, financial status, or operations or damages any of the Company’s or any other Releasee’s business relationships. The Employer agrees that its senior executive leadership will not to make any disparaging comments concerning Ms. Berger, her performance or her separation. It is agreed that in the event of a breach of the provisions of this Paragraph 7 by either Party, it would be impractical or extremely difficult to fix actual damages to the other Party. Therefore, the Parties agree that in the event of such a breach, the Party in breach shall pay to the other Party, as liquidated damages, and not as penalty, the sum of TEN THOUSAND DOLLARS AND ZERO CENTS ($10,000.00) for each breach, which represents reasonable compensation for the loss incurred because of each such breach.

8. Confidentiality and Non-Solicitation. Except as provided below or as otherwise required by law or regulatory agency, each party agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to her/its spouse, tax advisor, auditors and an attorney with whom Employee or Employer chooses to consult regarding consideration of this Agreement and General Release. Employee may show this Section 8 to prospective employers as part of a job interview process for disclosing post-employment restrictive covenants. Employee agrees that for a period of twenty-four (24) months after the Termination Date, Employee shall not use the confidential trade secrets of the company to solicit any licensor to, or customer of, the Company or any licensee of the Company’s products, in each case, that are known to Employee, with respect to any business, products, services or training that is competitive with the products or services offered by the Company or under development as of the date of termination of Employee’s Relationship with the Company.

9. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state California without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of the Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

10. Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association and the substantive law of the state in which Employee was employed at the time of the termination of her employment. The arbitration will be final, conclusive and binding upon the parties. Employer will be responsible for paying the costs of the arbitration proceeding, unless otherwise provided in the arbitrator’s award.

However, to avoid any possible feeling that the arbitrator may be biased in favor of Employer, Employee will also have the option to pay for one-half of the costs of the arbitration proceeding if Employee desires. These costs include the court reporter’s fee, the arbitrator’s fee, and any costs associated with the facilities for the arbitration, and specifically exclude any attorneys’ fees.

11. Non-admission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer or Employee of any liability or unlawful conduct of any kind.

12. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

13. Revocation. Employee may revoke this Agreement and General Release for a period of three (3) calendar days following the day she executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Mark Harrington and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Mark Harrington, or emailed to Mark Harrington and postmarked within three (3) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of her last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

14. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with her decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE ACKNOWLEDGES THAT SHE HAS BEEN REPRESENTED BY COUNSEL IN THE REVIEW AND NEGOTIATION OF THIS AGREEMENT AND AFTER THOROUGH REVIEW OF IT SHE KNOWINGLY WAIVES ANY ADDITIONAL REVIEW OR REVOCATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2(II)” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

GUIDANCE SOFTWARE, INC.

/s/ Amanda Berger	By:	/s/ Mark Harrington
Amanda Berger		Mark Harrington, General Counsel

Date: 2/2/2015	Date:	February 3, 2015

EXHIBIT A

Mark Harrington

Guidance Software, Inc.

Re:	Agreement and General Release

Dear Mark

On 2/2/2015 I executed an Agreement and General Release between Guidance Software, Inc. and me. I was advised by Guidance Software, Inc., in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

I was advised by counsel during my review of this agreement and executed it pursuant to that advice. More than three (3) calendar days have elapsed since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release. Therefore, in accordance with the terms of our Agreement and General Release, I hereby request payment of the monies described in paragraph 2(II) of that Agreement.

Very truly yours,

/s/ Amanda Berger

Amanda Berger